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                                                                    EXHIBIT 99.1


[WILLIAMS LOGO]    NEWS RELEASE
                   NYSE: WCG


Date:             June 25, 2001

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
Contact:  Anthony Hoffman                    Jeff Pounds                        Patricia Kraft
          Williams Communications (media)    Williams Communications (media)    Williams Communications (investors)
          (918) 573-0159                     (918) 573-8920                     (918) 573-0649
          anthony.hoffman@wcg.com            jeff.pounds@wcg.com                patricia.kraft@wcg.com
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  WILLIAMS COMMUNICATIONS ENTERS STRATEGIC PARTNERSHIP WITH IBEAM BROADCASTING
   RELATIONSHIP STRENGTHENS COMPANY'S LEADERSHIP POSITION IN STREAMING MARKET

TULSA, Okla. - Williams Communications (NYSE:WCG), a leading provider of broadband services for bandwidth-centric customers, announced today it has entered into a strategic partnership with webcasting and streaming media pioneer iBEAM Broadcasting(R) Corp., a leading provider of streaming communications solutions. The alliance will leverage Williams Communications' broadband media services infrastructure and customer relationships with top-tier media and entertainment companies, as well as drive traffic to Williams Communications' 33,000-mile fiber-optic network.

Under the terms of the agreement, Williams Communications will invest $20 million in cash and $10 million in services in iBEAM in exchange for convertible preferred stock representing approximately a 49 percent ownership of the company. In addition, Williams Communications will provide iBEAM with an expanded set of telecommunications and broadband media services and become their preferred provider of IP transit services. Allen & Company acted as financial advisor to Williams Communications in the transaction. This agreement builds on the company's existing relationship that began in January 2000 in which Williams Communications would provide iBEAM with satellite and fiber transmission capabilities for streaming media services.

"This strategic relationship with iBEAM supports our business plan to further leverage our broadband media capabilities and drive significant IP traffic to our award-winning next generation network," said Laura Kenny, president of Williams Communications' Vyvx Broadband Media unit. "This relationship also underscores our strong belief in the streaming and broadband markets. In the last 18 months alone, iBEAM has served more than 1 billion audio and video streams. Their monthly average IP streaming traffic level is well in excess of one gigabit per second, and continues to grow along a healthy trajectory."

Through its Vyvx Broadband Media unit, Williams Communications has 12 years of experience gathering and distributing "mission-critical" live and non-live content for the media and entertainment industries. The company is the leader in moving broadcast content for the media industry, providing transmission services for 80 percent of all professional football, basketball, baseball and hockey broadcasts and 65 percent of all live news special events including the Super Bowl for 12 consecutive years. Williams Communications also maintains unparalleled






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broadband connectivity to media content owners, including more than 100 major professional sports venues, all major news and broadcast centers, more than 600 television stations, plus production houses and major studios. Through this connectivity, the company distributes more than 2.75 million radio and television advertisements per year and maintains long-term customer agreements with the largest global media and entertainment companies. Its MediaXtranet(SM) platform expands on its broadcast distribution capabilities and leverages its connectivity and infrastructure for broadband media applications that include digital asset management, content gathering and distribution utilizing streaming and file-based formats.

"By drawing upon the strength of Williams Communications' network and their Vyvx Broadband Media group, iBEAM will have the foundation and commitment for future growth," said Peter Desnoes, chairman, president, and chief executive officer of iBEAM. "Williams Communications' leading fiber-optic infrastructure will expand iBEAM's ability to provide unparalleled service for its hundreds of enterprise and entertainment customers."

iBEAM will continue developing and delivering quality streaming products and services to its hundreds of enterprise and entertainment clients. These services feature Activecast(TM), iBEAM's interactive webcasting service, and a broad set of advanced streaming applications including ad insertion, syndication, digital rights management, and pay-per-view. All of iBEAM's services are tightly integrated with the company's Intelligent Distribution Network optimized for high quality audio and video stream delivery.

Kenny said iBEAM has a strong service portfolio and a growing customer base which is highly complementary to Williams Communications' service offerings and customer base. "By leveraging iBEAM's strengths through our strategic relationship, we plan to bring state-of-the-art stream creation and production capabilities to our customers," Kenny said.

Williams Communications showcased its MediaXtranet capabilities last November, when it provided a combined fiber-optic and satellite delivery, in a digital file format, of the Miramax film "Bounce" from Miramax Studios in Los Angeles to the AMC Empire 25 Theater in New York City. Williams Communications provided transmission services, network operations and monitoring services for the event, which was the first end-to-end combined fiber and satellite digital delivery of a major motion picture.

Beyond solutions for the digital delivery of major motion pictures, Williams Communications currently has a broad range of unique business-to-business service offers in advanced stages of development for advertisers, broadcasters and media companies that will increase efficiencies, improve collaboration and accelerate work flows. These offers include digital dailies, commercial library distribution and wide area content management services.

"Combined with our broadband network infrastructure and renowned customer base, our iBEAM partnership is an important step in unleashing the value of the Vyvx Broadband Media platform, the world's most advanced communications platform dedicated to the media and entertainment industry." Kenny said.

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

Based in Tulsa, Okla., Williams Communications Group, Inc., is a leading broadband network services provider focused on the needs of bandwidth-centric customers. Williams Communications operates the largest, most efficient, next-generation network in North America, spanning more than 33,000 lit and 40,000 planned route miles. Connecting 125 U.S. cities and reaching five continents, Williams Communications provides customers with unparalleled local-to-global connectivity. By leveraging its infrastructure, best-in-breed technology, connectivity




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and network and broadband media expertise, Williams Communications supports the bandwidth demands of leading communications companies around the globe. For more information, visit www.williamscommunications.com.

All trademarks are the property of their owner. The statements contained in this release are forward-looking statements. Actual results may differ materially from those anticipated in any forward-looking statement as a result of certain risks and uncertainties, including, without limitation, consummation of the transactions necessary to complete the proposed investment in iBEAM, the impact of competition, the ability to provide planned services and the desirability of Williams Communications' planned, new and existing products and services in the market. For other risks and uncertainties applicable to Williams Communications' business, investors are encouraged to refer to Williams Communications' most recent Form 10-Q or 10-K filed with the Securities and Exchange Commission.